Exhibit 14

TRUETT-HURST, INC. CODE OF BUSINESS CONDUCT AND ETHICS Effective as of March 30, 2013

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TECHNOLOGY USE AND PRIVACY	11
Authorization	11
Prohibition Against Violating Copyright Laws	11
Other Prohibited Uses	11
OUR WORK ENVIRONMENT	11
COMPLIANCE AND REPORTING	11
Compliance	11
Reporting Procedures and Other Inquiries	12
Policy Prohibiting Unlawful Retaliation or Discrimination	13

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TRUETT-HURST, INC.

Code Of Business Conduct and Ethics

I.              POLICY STATEMENT

It is the policy of Truett-Hurst, Inc. (the “Company”) to conduct its affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which it does business.  This Code of Business Conduct and Ethics (this “Code”) applies to the Company’s employees, officers and directors.  This Code is designed to promote:

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honest and ethical conduct by all of the Company’s employees, officers and directors, including the ethical handling by such persons of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to the appropriate person of violations of this Code; and

•	accountability for adherence to this Code.

All directors, officers and employees of the Company are subject to this Code and are expected to adhere to and comply with those principles and procedures set forth in this Code that apply to them.  The Company promotes ethical behavior and encourages employees to talk to their supervisors and managers and the Compliance Officer or other appropriate personnel when in doubt about the best course of action in a particular situation.  Non-employee directors are encouraged to talk to the Chief Executive Officer in such situations.  Anyone aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.

The Company will take such disciplinary or preventative action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.  To encourage reports of such violations, the Company will not allow retaliation for reports of misconduct made in good faith.  Officers, directors and employees are expected to cooperate in internal investigations of misconduct.

This Code covers a wide range of business practices and procedures.  It does not cover every issue that may arise, but it sets out basic principles as guidelines.  Specific Company policies and procedures provide details pertinent to many of the provisions of this Code.  These policies and procedures are not a part of this Code or incorporated herein.  Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available or contact the Compliance Officer whenever it is necessary to seek clarification.

II.             APPROVALS AND WAIVERS

Certain provisions of this Code require you to act, or to refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval in writing from the Compliance Officer.  Approvals relating to executive officers and directors must be obtained from the Company’s Board of Directors.  All other approvals may be granted by the Compliance Officer, or such officer’s designee.

Other provisions of this Code require you to act, or to refrain from acting, in a particular manner and do not permit exceptions based on obtaining an approval.  Waiver of those provisions relating to executive officers, senior financial officers and directors may only be granted by the Compliance Officer.  The Company must publicly disclose all such waivers involving executive officers, senior financial officers and directors in its annual report on Form 10-K.

III.           CONFLICTS OF INTEREST

A conflict of interest arises when an individual’s personal interests interfere, or appear to interfere, in any way, with the interests of the Company.  A conflict of interest can arise when an employee, officer or director takes actions or has interests that make it difficult to undertake and perform his or her work with the Company objectively and effectively.  Employees and officers must discharge their responsibilities on the basis of what is in the best interest of the Company, independent of personal considerations or relationships.  Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receive inappropriate personal benefits as a result of his or her position with the Company.  Directors owe a fiduciary duty to the Company.

Employees, officers and directors should disclose any potential conflicts of interest to the Compliance Officer or such officer’s designee, who will then advise the employee, officer or director as to whether or not the Company believes a conflict of interest exists.  Non-employee directors may discuss any concerns with the Compliance Officer or the Chief Executive Officer.  Employees, officers and directors also should disclose potential conflicts of interest involving the employee’s spouse, siblings, parents, in-laws, children and members of the employee’s household.

Activities Outside the Company

Although the Company has no interest in preventing employees and officers from engaging in lawful activities during nonworking hours, employees and officers must make sure that their outside activities do not conflict or interfere with their responsibilities to the Company.  For example, without approval by the Company, an employee, officer generally may not:

•	engage in self-employment or perform paid or unpaid work for others in a field of interest similar to the Company;

•	use proprietary or confidential Company information for personal gain or to the Company’s detriment;

•	use Company assets or employees for personal use, except for incidental use permitted under the Company’s policies; or

•	acquire any interest in property or assets of any kind for the purpose of selling or leasing it to the Company.

        Community Activities

The Company encourages employees, officers and directors to be actively involved in their community through volunteer service to charitable, civic and public service organizations, through participation in the political process and through membership in or involvement with trade associations.

Employees, officers and directors must make sure, however, that these activities are consistent with their employment with, or services to, the Company and do not pose a conflict of interest.  This is particularly important before accepting any leadership position (such as membership on the board of a charitable or civic organization), before seeking or accepting political office and before soliciting a charitable contribution.

Service on Outside Boards of Directors

Serving as a director of another company may create a conflict of interest.  Officers and employees must disclose such roles to the Compliance Officer, whether or not such company is a competitor of the Company.

Competitor Relationships

Employees, officers and directors should avoid even the appearance of a conflict of interest in their relationships with competitors.  Without approval, employees, officers and directors may not:

•	provide compensated or uncompensated services to a competitor, except for services rendered under a valid Company contract with the competitor;

•	disclose any Company proprietary information to a competitor; or

•	utilize for any unauthorized purposes or disclose to a competitor or other third-party any proprietary data that has been entrusted to the Company by a customer or supplier.

                Corporate Opportunities & Resources

Employees, officers and directors are prohibited from taking personal opportunities that are discovered through the use of corporate property, information or position without approval.  Without approval, employees, officers and directors may not use corporate property, information or position for personal gain.  No employee may compete with the Company, directly or indirectly, for business opportunities except as permitted by the Company’s policies.

All employees, officers and directors should protect the Company’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  All Company assets should be used for legitimate business purposes.

Company resources may be used for de minimis personal uses, so long as such use is reasonable, does not interfere with one’s duties, is not done for pecuniary gain, does not conflict with the Company’s business and does not violate any Company policy.

Indirect Interests and Relationships

A conflict of interest can also arise because of the business activities of an officer’s, director’s or employee’s close relations.  For example, an officer, director or employee may have a potential conflict of interest wherever a close relative has a significant relationship with, or has a significant financial interest in, any supplier, customer or competitor of the Company.

An officer, director or employee may not make or attempt to influence any decision that could directly or indirectly benefit his or her close relative.  To protect the officer, director or employee and the Company from the appearance of a conflict of interest, he or she should make appropriate disclosure of the interest to the Compliance Officer or such person’s designee.

IV.           BUSINESS RELATIONSHIPS

The Company’s policy is to conduct its affairs in a spirit of honest business competition.  The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices.  Each officer, director or employee must endeavor to deal fairly with the Company’s customers, suppliers and competitors, and employees, officers and directors must not take advantage of them through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.  All employees, officers or directors, or any member of their immediate family, may not give or accept gifts in the form of cash, stocks or bonds to or from any person with whom the Company has a business relationship.

                Customer Relationships

Our customers are of the utmost importance to the Company.  The Company’s officers, directors and employees must always treat customers and potential customers according to the highest standards of business conduct.

Officers and employees shall use the following guidelines when selling the Company’s products and/or services:

•	sell on the strength of the Company and its products;

•	do not make claims about our products unless the claims can be made in good faith; and

•	to maintain the Company’s valuable reputation, comply with the Company’s quality control processes and safety requirements.

                Suppliers

The companies and individuals that sell products and services to the Company (the “Suppliers”) are important to the Company’s business.  The Company’s officers and employees should always treat Suppliers and potential Suppliers in accordance with the highest standards of business conduct.

Suppliers must be selected on the basis of objective criteria, such as value (quality for price), price, technical excellence, service reputation and production/service capacity.

Individuals with procurement responsibility should review the sections of this Code concerning fair competition and should be familiar with any applicable laws and the Company’s policies.

                Contracts and Commitments

Officers, directors and employees may not enter into any agreement binding the Company without appropriate authorization.  The Company has instituted contract and signature approval policies which identify those individuals who have the authority to approve and sign certain contracts binding the Company and its subsidiaries.  If there are any questions about which officers, directors or employees have signature authority for a given contract, contact the Compliance Officer or such officer’s designee.

Officers, directors and employees involved in proposals, bid preparations or contract negotiations should strive to ensure that all statements, communications, and representations to prospective customers are truthful and accurate.  Once awarded, all contracts must be performed in compliance with all specifications, requirements and clauses.

V.            FAIR COMPETITION

Fair competition laws, including U.S. antitrust rules, limit what the Company may do with another company and what the Company may do on its own.  Generally, the laws are designed to prohibit agreements or actions that reduce competition or that harm consumers.  Officers, directors and employees may not enter into agreements or discussions on behalf of the Company with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories or boycotting suppliers or customers.  United States and foreign antitrust laws also apply to imports and exports.

VI.           GIFTS, GRATUITIES, ENTERTAINMENT AND OTHER CONSIDERATIONS

Use of funds or other property of the Company for illegal, unethical or otherwise improper purposes is prohibited.  The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain personal advantage with customers or suppliers.

                Gifts

Except as set out below, without approval by the Compliance Officer or such officer’s designees, employees, officers and directors must refrain from giving and receiving business-related gifts.

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No officer, director or employee or agent may solicit, give or accept a gift (including any payment, compensation, loan or other financial favor) to or from a person or organization with the intention of influencing the recipient’s or the donor’s business judgment or conduct.  Giving or accepting any unsolicited gifts having a value of not more than $100 where there is a business benefit or purpose for the gift and any benefits received do not influence, or appear to influence, selection and purchasing decisions is permitted.  In some countries, gifts having a greater value are customary and may be given or accepted with the approval of the Compliance Officer or such officer’s designees.

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It is never appropriate or permissible to accept or give cash or a cash equivalent from or to a vendor, supplier, customer or other business partner outside the Company’s normal business.  Cash equivalents include, among other things, checks, money orders and vouchers.

•	Rules relating to U.S. and foreign government personnel are more stringent. See “Doing Business Internationally” and “Government Contracting” below.

•	No officer, director or employee may accept a customer, vendor or supplier discount for themselves unless it is approved by the Company.

Officers, directors and employees may maintain social relations and entertain friends or relatives who also conduct business with the Company provided that such entertainment is clearly not related to Company business.  No expenses of such entertainment are reimbursable by the Company.

                Loans

Officers, directors and employees may not accept loans from any person or entity that conducts or that is seeking to conduct business with the Company.  Executive Officers (as defined in the Securities Exchange Act of 1934, as amended) and directors may not receive loans from the Company, nor may the Company arrange for any loan to these individuals.

                Meals, Entertainment and Travel

Officers, directors and employees may provide or accept meals and entertainment, including attendance at sporting or cultural events, as long as it is associated with an occasion at which Company business is discussed, is provided as a normal part of business and the activity has a clear business purpose.  The value of the activity must be reasonable, appropriate and permissible under the Company’s expense account procedures and shall not involve excessive expenditures.  Each employee should use care to insure that such activities are necessary and that their value and frequency are not excessive under all the applicable circumstances.

                Investment Activities

Unless an officer, director or employee has sought and received pre-approval, such officer, director or employee may not participate in so-called “directed shares,” “friends and family” and similar stock purchase programs of customers, vendors or suppliers of the Company.

Investments in non-public companies that do not exceed 1% of that company’s equity securities are exempt from this restriction.

                Bribes and Kickbacks

The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited; provided, that certain facilitating payments due to the Company discussed in “Doing Business Internationally” are permitted.

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Officers, directors and employees are not permitted to offer, give or cause others to offer or to give any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct in dealing with the Company, other than for the purpose of facilitating payments due to the Company.

•	Officers, directors and employees shall not solicit or accept a kickback or bribe, in any form, for any reason.

VII.          DOING BUSINESS INTERNATIONALLY

The Company is committed to the highest business conduct standards wherever it operates.  The Company observes these standards worldwide, even at the risk of losing business.  While no one can anticipate all the situations that may present challenges to the Company and its officers, directors and employees doing business in the worldwide marketplace, the following guidelines always apply with respect to the Company’s business:

•	Observe all laws and regulations that apply to business abroad.

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Paying bribes to government officials in connection with Company business is absolutely prohibited, even if those bribes are common practice, except for the purpose of facilitating payments due to the Company.  Officers, directors and employees may not give, promise to give or authorize the giving to a foreign official, a foreign political party or official thereof or any candidate for foreign political office any money or offer, gift, promise to give or authorize the giving of anything of value to influence any act or decision, to induce such official, party or candidate to do or omit to do any act in violation of the lawful duty of such official, party or candidate or to induce such official, party or candidate to use his, her or its influence with a foreign government or agency to affect or to influence any act or decision of such foreign government or agency.

•	May not cooperate with illegal boycotts.

•	Observe all licensing requirements and the requirements of all applicable import and export control laws.

•	Do not enter into an agreement with an agent or consultant that relates to the Company’s business outside of the U.S. unless it has been approved by the Company.

The laws governing the Company’s business in foreign countries are extensive and complex, and may be different from those in the U.S.  No new Company services or products should be offered in any new country without prior approval by the Company, and then only in accordance with the applicable local country’s regulations and requirements.

VIII.        POLITICAL CONTRIBUTIONS AND LOBBYING

No political contributions are to be made using the Company’s funds or assets, or the funds or assets of any of the Company’s subsidiary, to any political party, political campaign, political candidate or public official in the United States or any foreign country, unless the contribution is lawful and expressly authorized in writing by the Company.  In addition, officers, directors and employees may not make a political contribution on behalf of the Company or its subsidiaries unless expressly authorized in writing to do so by the Company.  A “contribution” is any direct or indirect payment, distribution, loan, advance, deposit or gift of money, offer of services or offer of anything else of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue.

Nothing in this Code is intended to discourage officers, directors and employees from making contributions of their own time or funds to political parties or candidates of their choice.  However, officers, directors and employees will not be compensated or reimbursed by the Company for any personal contributions.

Officers, directors and employees must obtain prior approval to hire outside counsel or a public affairs firm to contact government officials regarding legislation, regulatory policy or rule making.  This includes grassroots lobbying contacts.

IX.           ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

Officers and employees are responsible for the accuracy of their records, time sheets and reports.  Accurate information is essential to the Company’s ability to meet statutory, regulatory and contractual obligations and to compete effectively.  The records, accounts and books of the Company must meet the highest standards of public companies listed on Nasdaq and must accurately reflect the true nature of the transactions they record.  Destruction of any records, accounts and books or other documents, except in accordance with the Company’s document retention policy, is strictly prohibited.

Officers and employees must not create false or misleading documents or accounting, financial or electronic records for any purpose related to the Company, and no one may direct an employee to do so.  For example, expense reports must accurately document expenses actually incurred in accordance with the Company policies.  Officers and employees must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose relating to the Company.  Officers and employees are also responsible for accurately reporting time worked.

No undisclosed or unrecorded account or fund may be established for any purpose.  No false or misleading entries may be made in the Company’s books or records for any reason.  No disbursement of corporate funds or other corporate property may be made without adequate supporting documentation or for any purpose other than as described in the documents.  All officers and employees must comply with the generally accepted accounting principles of the jurisdiction in which they are located and the Company’s internal controls over financial reporting at all times.

X.            GOVERNMENT INVESTIGATIONS

It is the Company’s policy to cooperate with all U.S. and foreign government investigations.  Officers, directors and employees must immediately notify the Compliance Officer of any government investigation or inquiries from government agencies concerning the Company.  Officers, directors and employees may not destroy any record, books of account or other documents relating to the Company except in accordance with the Company’s document retention policy.  If an officer, director or employee is aware of a government investigation or inquiry, he or she may not destroy or alter any records, accounts and books or other documents relating to the Company unless advised to do so by the Compliance Officer or such officer’s designee.

Officers, directors and employees must not obstruct the collection of information, data or records relating to the Company.  The Company will provide any required information to the relevant government during an inspection, investigation or request for information.  Unless otherwise directed, officers, directors and employees must notify the Compliance Officer immediately of any subpoena, or other contact, from a government agency regarding the Company.  Officers, directors and employees must not lie to government investigators or making misleading statements in any investigation relating to the Company.  Officers, directors and employees must not attempt to cause any employee to fail to provide accurate information to government investigators.

Officers, directors and employees have the right to consult their own legal counsel at their own expense.

XI.           REGULATORY COMPLIANCE

The Company is subject to regulation by foreign, federal, state and local agencies.  The Company and its employees must comply with the regulatory requirements of these agencies.  Employees are expected to take an active role in the Company’s regulatory compliance by being knowledgeable about all applicable laws and regulations, by attending trainings and by requesting information.  Officers and employees are required to immediately report any regulatory violations, suspected regulatory violations or potentially harmful or dangerous conditions to a supervisor.

XII.          INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

Employees, officers and directors who have access to material non-public or confidential information about the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business.  Please see the Company’s “Insider Trading Policy” and the Company’s “Pre-Clearance and Blackout Policy” for additional details.

                Insider Trading

Inside information is any material information about a publicly traded company that is not known by the public.  Information is deemed “material” if it could affect the market price of the Company’s securities or if a reasonable investor would consider it important in making a decision to purchase, sell or hold the Company’s securities.  Inside information typically relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company.  Inside information also includes changes in strategy regarding a proposed merger, acquisition or tender offer, new products or services, contract awards, commencement of litigation and other similar information.  Inside information is not limited to information about the Company.  It also includes material non-public information about others, including the Company’s customers, suppliers and competitors.  It is important to keep in mind that material information need not be certain or definitive information.  Even information concerning events, actions, results, etc., that may happen can be considered material under certain circumstances.

Insider trading is prohibited by law.  It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade.  A person who trades or “tips” information also violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

Trading, or helping others trade, while being aware of material non-public information has serious legal consequences, even if the officer, director or employee does not receive any personal financial benefit from the use of the information.  Officers, directors or employees may also have an obligation to take appropriate steps to prevent insider trading by others.

                Communications with the Media and the Financial Community

The Company communicates with the press and with the financial community through official channels only.  The Company provides accurate and timely information about its business, to investors, the media, and the general public.  All inquiries received from financial analysts or the media concerning the Company, and all legal inquiries, must immediately be directed to the Compliance Officer.  All inquiries regarding current or former employees of the Company should be referred to the Human Resources Department.

                Confidential Information

Officers, directors and employees must maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated.  Confidential information includes all non-public information, including information that might be of use to competitors or harmful to the Company or its customers if disclosed.

XIII.         TECHNOLOGY USE AND PRIVACY

The Company provides various technology resources (including computers, telephones, software, copying machines, Internet access and voice mail) to officers, directors and employees to assist in their performance of their duties on behalf of the Company.  Officers, directors and employees have the responsibility to use the Company’s technology resources in a manner that complies with applicable laws and Company policies.

                Authorization

Access to the Company’s technology resources is within the sole discretion of the Company and subject to Company policies.  Generally, officers, directors and employees are given access to the Company’s various technologies consistent with their job functions.  The Company reserves the right to limit such access by any means available to it, including revoking access altogether.

                Prohibition Against Violating Copyright Laws

Officers, directors and employees may not use the Company’s technology resources to copy, retrieve, forward or send copyrighted materials unless they have the author’s permission or unless they are accessing a single copy only for your own reference.

                Other Prohibited Uses

Officers, directors and employees may not use any of the Company’s technology resources for any illegal purpose, in violation of any Company policy, in a manner contrary to the best interests of the Company, in any way that discloses confidential or proprietary information about the Company or third parties on an unauthorized basis or for personal gain.

XIV.        OUR WORK ENVIRONMENT

The diversity of the Company’s officers and employees is a tremendous asset.  It is the Company’s policy to ensure equal employment and advancement at every level of employment and the Company will not tolerate any illegal discrimination or harassment.  In addition, the Company strives to provide each employee with a safe and healthy work environment.  Each employee is responsible for maintaining a safe and healthy workplace for all employees by following the health and safety rules and practices and by reporting accidents, injuries and unsafe equipment, practices or conditions.

XV.         COMPLIANCE AND REPORTING

                Compliance

Any officer, director or employee who violates the provisions of this Code will be subject to disciplinary action.  The Company shall determine, or designate appropriate persons to determine, the appropriate actions to be taken in the event of violations of this Code.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code.  In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was intentional or inadvertent, the extent of the likely damage to the Company and its shareholders resulting from the violation and whether the individual has committed previous violations of this Code or of another Company policy concerning ethical behavior.  The Company shall provide a written notice to the individual involved in the violation stating that the Board of Directors or such designee has determined that there has been a violation and indicating the action to be taken by the Company against the individual.

Violations of the rules and policies of conduct set forth in this Code may result in one or more of the following disciplinary actions, as appropriate:

•	a warning;

•	a reprimand (noted in the employee’s personnel record);

•	probation;

•	demotion;

•	temporary suspension;

•	required reimbursement of losses or damages;

•	termination of employment; and/or

•	referral for criminal prosecution or civil action.

                Reporting Procedures and Other Inquiries

Questions regarding the policies in this Code should be directed to the Compliance Officer.  Managers and supervisors are also persons who can provide timely advice and guidance to officers, directors and employees on ethics and compliance concerns.   Any officer, director or employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code is encouraged promptly to report the matter to his or her immediate supervisor or to the Compliance Officer.  Directors are encouraged to discuss any issues or concerns with the Chief Executive Officer.

If you have concerns relating to the Company’s accounting, internal controls or auditing matters, you also may confidentially, and anonymously if you desire, submit the information in writing to the Company’s Audit Committee at Truett-Hurst, Inc., 5610 Dry Creek Road, Healdsburg, CA 95448, Attention: James D. Bielenberg.

When submitting concerns, officers, directors and employees are asked to provide as much information as possible.  Providing detailed information will assist the Company in effectively investigating complaints.  This is particularly important when submitting a complaint on an anonymous basis since the Company will be unable to contact such officer, director or employee with requests for additional information or clarification.

The Company is providing these anonymous reporting procedures so that officers, directors and employees may disclose genuine concerns without feeling threatened.  However, the Company prohibits retaliation against officers, directors and employees who choose to identify themselves when submitting a report in good faith, and takes measures to keep confidential the identities of individuals who choose to identify themselves when submitting their reports; however, officers, directors and employees who identify themselves may be contacted in order to gain additional information.

All conversations, calls and reports made in good faith pursuant to this Code will be taken seriously.  Any allegations that are knowingly false or without a reasonable belief in the truth and accuracy of such information will be viewed as a serious disciplinary offense.

           Policy Prohibiting Unlawful Retaliation or Discrimination

Neither the Company nor any of its employees may discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee who in good faith:

•	provides information or assists in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of Fraud Laws (as defined below);

•	files, testifies, participates or otherwise assists in a proceeding that is filed or about to be filed (with any knowledge of the Company) relating to an alleged violation of a Fraud Law;

•	provides truthful information to a law enforcement officer relating to the commission or possible commission of any offense under U.S. or foreign law; or

•	engages in any other conduct protected by law.

This policy applies in any instance where such information or assistance provided to, or the investigation is conducted by a U.S. or foreign regulatory or law enforcement agency, any member or committee of an U.S. legislative body, or any person with supervisory authority over the employee or the authority to investigate misconduct relating to potential securities violations by the Company or its employees.  For purposes of this policy, a “Fraud Law” is a violation of U.S. or foreign criminal law involving:

•	securities fraud, mail fraud, bank fraud or wire, radio or television fraud;

•	violations of SEC rules or regulations; or

•	violations of any U.S. or foreign law relating to fraud against shareholders.

This document is not an employment contract between the Company and its officers, directors and employees, nor does it modify their employment relationship with the Company.

This Code is intended to clarify the existing obligation of officers, directors and employees for proper conduct.  The standards and the supporting policies and procedures outlined in this Code may change from time to time at the Company’s discretion.  Officers, directors and employees are responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work.